EXHIBIT 10.86

SEPARATION AND SETTLEMENT AGREEMENT

(Ricketts)

This SEPARATION AND SETTLEMENT AGREEMENT (this “Agreement”) is entered into on January 10, 2017 (the “Effective Date”) by and among ELITE DATA SERVICES INC., a Delaware corporation (the “Company”), and DR. JAMES G. RICKETTS (“Ricketts”). The Company and Ricketts are collectively referred to herein as the “Parties” and each as a “Party.”

RECITALS

WHEREAS, Company is a technology driven management company which owns and operates businesses in areas of online marketing and gaming operations from two (2) subsidiaries: Elite Data Marketing LLC, and Elite Gaming Ventures LLC, collectively hereinafter referred to as (the “Company”);

WHEREAS, Ricketts is the former Chairman of the Board and VP of Investor Relations for the Company;

WHEREAS, on or about May 18, 2016, Company and Ricketts executed that certain Independent Contractor Agreement (the “Ricketts Agreement”), pursuant to which the Company continued the engagement of Ricketts for his services as VP of Investor Relations to the Company and for such other services, as deemed necessary by the Board of Directors, from time to time, as set forth in such agreement;

WHEREAS, on or about May 18, 2016, Company and Ricketts executed that certain Board Member Services Agreement (the “Ricketts Board Agreement”), pursuant to which the Company continued the engagement of Ricketts for his services as Chairman of the Board to the Company and for such other services, as deemed necessary by the Board of Directors, from time to time, as set forth in such agreement;

WHEREAS, on or about January 10, 2017, Ricketts resigned as the Chairman of the Board and VP of Investor Relations;

WHEREAS, the Parties wish to resolve all claims either one or more of the Parties may have against the other Parties under, including but not limited to, any promises or commitments, verbal or written during any and all business transactions with each other and otherwise resolve their respective disputes on an amicable basis.

1

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

1. Recitals. The Parties each acknowledge that the Recitals set forth above are true and accurate. Each of the Recitals is incorporated into this Agreement by reference and is made a part hereof.

2. Consideration. In consideration of the terms, representations, promises, settlements, waivers and releases contained in herein, the Company shall, on the Effective Date, issue to Ricketts a one year Convertible Redeemable Note (the "Ricketts Note") in the principal amount of USD $40,000, at a rate of ten percent (10%) per annum commencing on date of issuance, convertible into shares of the Company's common stock at a conversion price equal to the lesser of $0.01 per share or a discount of fifty-eight percent (58%) of the lowest trading price for the ten (10) prior trading days, and other terms and conditions set forth therein, in the form attached hereto as Exhibit A.

3. Releases.

(a) Ricketts and his respective heirs, personal representatives, successors, assigns and all others claiming through or under them, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby release, acquit, and forever discharge Company Releasees (as defined below) and their respective present and former employees, officers, directors, members, managers, shareholders, agents, consultants, counselor representatives, and its successors and assigns (collectively, the “Company Releasees”), and each of them, of and from any and all obligations, claims, debts, demands, covenants, contracts, promises, agreements, liabilities, controversies, costs, expenses, attorneys’ fees, actions or causes of action of any nature whatsoever, in law or in equity, whether known or unknown, foreseen or unforeseen, accrued or not accrued, direct or indirect, which the Rickett ever had, now have, or can, shall or may have, up to the Effective Date, against the Company Releasees, or any of them, either alone or in combination with others.

(b) Company behalf of itself and its respective successors and assigns and all others claiming through or under them, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby release, acquit, and forever discharge the Ricketts and his respective heirs, personal representatives, successors, assigns (collectively, the “Ricketts Releasees”), and each of them, of and from any and all obligations, claims, debts, demands, covenants, contracts, promises, agreements, liabilities, controversies, costs, expenses, attorneys’ fees, actions or causes of action of any nature whatsoever, in law or in equity, whether known or unknown, foreseen or unforeseen, accrued or not accrued, direct or indirect, which the Company ever had, now have, or can, shall or may have, up to the Effective Date, against the Ricketts Releasees, or any of them, either alone or in combination with others.

2

4. Representations of the Company. Company, severally and not jointly, represents and warrants to Ricketts as follows:

(a) Authority. Company has all requisite authority and power (corporate and other), authorizations, consents and approvals to enter into and deliver this Agreement and any other certificate, agreement, document or instrument to be executed and delivered by the Company in connection with the transactions contemplated hereby and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company. Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any person or governmental authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby.

(b) Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by the Parties other than Company, this Agreement is duly authorized, executed and delivered by Company and constitutes the legal, valid and binding obligations of Company enforceable against Company in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

(c) No Conflicts. Neither the execution nor the delivery by Company, nor the consummation or performance by Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Company’s certificate of incorporation, certificate or organization, bylaws, operating agreement or partnership agreement, as applicable, (b) contravene, conflict with or result in a violation of any law, order, charge or other restriction or decree applicable to Company, or by which Company or any of its assets and properties are bound or affected, (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of Company under, or alter the obligations of any person under, or create in any person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a governmental authority or any other person) pursuant to, or result in the creation of a lien on any of the assets or properties of Company under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or any of its assets and properties are bound or affected; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any governmental authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by Company or that otherwise relate to the business of, or any of the properties or assets owned or used by Company, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a material adverse effect on Company.

5. Representations of Ricketts. Ricketts, severally and not jointly, represents and warrants to the Company as follows:

(a) Authority. Ricketts has all requisite authority and power, authorizations, consents and approvals to enter into and deliver this Agreement and any other certificate, agreement, document or instrument to be executed and delivered by Ricketts in connection with the transactions contemplated hereby and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Ricketts and the performance by such Ricketts of its obligations hereunder and the consummation by Ricketts of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Ricketts. Ricketts does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any person or governmental authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby.

3

(b) Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by the Parties other than Ricketts, this Agreement is duly authorized, executed and delivered by Ricketts and constitutes the legal, valid and binding obligations of Ricketts enforceable against Ricketts in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

(c) No Conflicts. Neither the execution nor the delivery by Ricketts, nor the consummation or performance by Ricketts of the transactions contemplated hereby or thereby will, directly or indirectly have a material adverse effect on Ricketts.

6. Restrictive Covenants.

(a) Non-Disparagement. Following the date of the Effective Date, (i) Ricketts will not make or cause to be made any statements or remarks (including, without limitation, the repetition or distribution of disparaging, derogatory or damaging rumors, allegations, negative reports or comments), whether written, electronic or oral, that are directly or indirectly disparaging, derogatory or damaging to the Company or any of its past, current or future affiliates, officers, directors, shareholders, employees, consultants, advisors, representatives, trustees, subsidiaries, divisions, parent companies, clients or customers or their policies and procedures, business, practices or financial condition; and (ii) the Company will not make or cause to be made any statements or remarks (including, without limitation, the repetition or distribution of disparaging, derogatory or damaging rumors, allegations, negative reports or comments), whether written, electronic or oral, that are directly or indirectly disparaging, derogatory or damaging to Ricketts as a past officer, director, shareholder, employee, consultant, advisor, or representatives for the Company; provided, however, that the foregoing restrictions shall not apply to any statements by Ricketts or by the Company that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process.

(b) Confidentiality. The Company has provided Ricketts with access to, and has confided in him, information, business methods and systems, techniques and methods of operation developed at great expense by the Company and which are assets of the Company. Ricketts recognizes and acknowledges that: (i) all Confidential Information (defined below) is the property of the Company and is unique, extremely valuable and developed and acquired by great expenditures of time, effort and cost; (ii) the misuse, misappropriation or unauthorized disclosure by Ricketts of the Confidential Information would constitute a breach of trust and would cause serious irreparable injury to the Company; and (iii) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Ricketts not disclose the Confidential Information to others or use same to his own advantage or to the advantage of others. Accordingly, Ricketts shall not, directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity, or use on his own behalf, any confidential and proprietary information of the Company, including, but not limited to, information relating to its business methods, strategies, policies, procedures, techniques, research, historical or projected financial information, budgets, trade secrets, sales, costs, client lists, client preferences, client identities, marketing materials, investment strategies, systems, computer programs, or the business affairs and financial condition of the Company, or any of its clients, (collectively “Confidential Information”), except for (i) such disclosures where required by law, but only after written notice to the Company detailing the circumstances and legal requirement for the disclosure; or (ii) such disclosures where such information was at the time of disclosure to Ricketts or thereafter became public acknowledge through no fault or omission of Ricketts.

(c) Non-Interference. During the two (2) year period following the date of the Effective Date (the “Restricted Period”), for whatever reason, Ricketts will not, directly or indirectly, for himself or on behalf of any third party, at any time or in any manner:

i. persuade, induce, solicit, influence or attempt to influence, or cause any person who is an employee of the Company to terminate his or her relationship with the Company or refer any such employee to anyone, without prior written approval from the Company;

ii. request or cause any of the Company’s clients or potential clients to cancel, modify or terminate any existing or continuing or, to Ricketts’s knowledge, prospective business relationship with the Company;

iii. engage in or participate in any effort or act to induce, or in any way cause, any client or, to Ricketts’s knowledge, prospective client of the Company, to deal with Ricketts or any other person or entity except in a capacity as representative of the Company, or otherwise take any action which might reasonably be expected to be disadvantageous to the Company;

iv. persuade, induce, solicit, influence or attempt to influence, or cause any client or, to Ricketts’s knowledge, prospective client of the Company to cease or refrain from doing business, or to decline to do business, or to change or alter any existing or prospective business relationship, with the Company;

v. accept business from, or perform or provide any services for, any client, or to Ricketts’s knowledge, prospective client of the Company;

vi. contract with or communicate with, in either case in connection with services, any client or, to Ricketts’s knowledge, prospective client of the Company; or

vii. provide any third party with any information concerning any client, or to Ricketts’s knowledge, prospective client of the Company, including but not limited to, the disclosure of any client name or data, in whatever form, to such third party.

(d) Noncompetition. During the Restricted Period, Ricketts shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or enter into or maintain a contractual relationship with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company in the United States or any other location in which the Company conducts business as of the Effective Date.

(e) Injunctive Relief. Ricketts acknowledges that his compliance with the covenants in Sections 9(b), 9(c) and 9(d) hereof is necessary to protect the good will, Confidential Information and other proprietary interests of the Company, that such covenants are supported by adequate and sufficient consideration, and that, in the event of any violation or threatened violation by Ricketts of any such provision, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, Ricketts agrees that, in the event of such violation or threatened violation by him, the Company shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to the Company. Ricketts further acknowledges that he has carefully considered the nature and extent of the restrictions contained herein and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable, are designed to protect the legitimate business interests of the Company, and do not confer benefits upon the Company disproportionate to the detriment upon him. In the event that Ricketts violates any of the covenants in this Agreement and the Company commences legal action for injunctive or other relief, the Company shall have the benefit of the full period of the covenants, computed from the date Ricketts ceased violation of the covenants, either by order of the court or otherwise. Ricketts acknowledges that any claim or cause of action he may have against the Company shall not constitute a defense to the enforcement by the Company of the other covenants of the Ricketts in this Agreement. Ricketts also acknowledges that his experience and capabilities are such that he can obtain suitable employment otherwise than in violation of the covenants in this Agreement and that the enforcement of these covenants will not prevent the earning of a livelihood nor cause undue hardship.

5

(f) Remedies Cumulative and Concurrent. The rights and remedies of the Company as provided in this Section 9 shall be cumulative and concurrent and may be pursued separately, successively or together, at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

(g) Authorization. Ricketts authorizes the Company to inform any third parties, including future employers, prospective employers and the Company’s clients or prospective clients, of the existence of this Agreement and his obligations under it.

(h) Definitions. For purposes of this Section 9, the term “Company” shall include the Company and each of their respective successors, assigns, subsidiaries or affiliates and the term “Ricketts” shall include the Ricketts and each of their respective heirs, successors, assigns, subsidiaries or affiliates (other than the Company Parties and any of their respective subsidiaries).

7. Miscellaneous.

(a) Expenses. Each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

(b) Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or other electronic means, including email, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 7(b)), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company, to:	4447 N. Central Exwy., Ste. 110-135 Dallas, TX 75205 Attn: Chief Executive Officer Tel No.: (972) 885-3981 Email: corp@edscompanies.com

If to the Ricketts, to:	_____________________ _____________________ _____________________ Tel. No.: ______________ Email: ________________

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

6

(c) Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(d) Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(e) Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party against whom the enforcement of such amendment is sought.

(f) Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Except as set forth in Section 6 hereof, nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(h) Section Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement, unless the context indicates otherwise.

(i) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, the word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

7

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(k) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7(l) below), in addition to any other remedy to which they may be entitled, at Law or in equity.

(l) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to conflicts of laws principles. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7(b) above. Nothing in this Section 7(l), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(m) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WANES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures follow on next page]

8

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first above written.

COMPANY

ELITE DATA SERVICES INC.
A Florida Corporation

By:	/s/ Brenton Mix
Brenton Mix
Chief Executive Officer

RICKETTS

By:	/s/ Dr. James G. Ricketts
Dr. James G. Ricketts
Individually

9

EXHIBIT A

CONVERTIBLE REDEEMABLE NOTE
(Ricketts Note)

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT").

US $40,000.00

ELITE DATA SERVICES, INC.

CONVERTIBLE REDEEMABLE NOTE

FOR VALUE RECEIVED, ELITE DATA SERVICES, INC. (the "Company") promises to pay to the order of DR. JAMES G. RICKETTS, an individual and its authorized successors and permitted assigns ("Holder"), the aggregate principal face amount of FORTY THOUSAND DOLLARS (U.S. $40,000.00), at ten percent (10%) interest per annum commencing on the date of execution (the "Effective Date"), due and payable to Holder by Company, plus accrued interest on the twelve month anniversary date following the execution of this Note (each a "Maturity Date"), pursuant to the terms of the Definitive Agreement dated even date herewith between Company and Holder, of which this Note is made apart. The Company will pay interest payment and the outstanding principal due upon this Note on the Maturity Date. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 3(f) herein.

This Note is subject to the following additional provisions:

1. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

2. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act"), and applicable state securities laws. Holder shall provide the Company with 3-day written notice of the Note's transfer and shall presume that any attempted transfer to a party is deemed qualified by the Holder. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 3(a) hereof, in addition to the requirements set forth in Section 3(b) and 3(c), and any prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted ("Notice of Conversion") in the form annexed hereto as Exhibit A-1. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

10

3. Note Conversions; Interest Payments; Prepayments, Transfers, Etc.

(a) The Holder of this Note is entitled, at its option, beginning on the 181th day after Effective Date, at any time, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company's common stock (the " Common Stock ") at a price (" Conversion Price ") for each share of Common Stock equal to a discount of fifty percent (50%) of the lowest trading price of the Common Stock as reported on the OTCQB marketplace which the Company's shares are traded or any market upon which the Common Stock may be traded in the future (" Exchange "), for the ten(10) prior trading days including the day upon which a Notice of Conversion is received by the Company and its transfer agent (provided such Notice of Conversion is delivered by electronic method of communication to the Company or its transfer agent after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to include the same day closing price) beginning on the 181st day after Effective Date.

(b) If the shares have not been delivered within three (3) business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the transfer agent of the Company delivering the shares of Common Stock to the Holder within three (3) business days of receipt by the Company of the Notice of Conversion. Accrued but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To the extent the Conversion Price of the Company's Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this decrease.

(c) At any time or times on or after the Maturity Date, the Holder shall be entitled to convert all of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock in accordance with the stated Conversion Price. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the following, the Holder shall not be limited to aggregate conversions of 4.99% ("Conversion Limitation 1"). The Holder shall have the authority to determine whether the restriction contained in this Section 3(c) will limit any conversion hereunder. The Holder may waive the conversion limitation described in this Section 3(c), in whole or in part, upon and effective after 61-days prior written notice to the Company to increase such percentage to up to 9.99% ("Conversion Limitation 2").

(d) The Company shall not issue any fraction of a share of Common Stock upon any conversion; if such issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share except in the event that rounding up would violate the conversion limitation set forth in section 3(c) above.

11

(e) If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Note, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the "Common Stock Equivalents") and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the "Aggregate Per Common Share Price") shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Share Common Price be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be reduced to the lower of: (i) the Conversion Price; or (ii) a twenty-five percent (25%) discount to the lowest Aggregate Per Common Share Price (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Common Stock Equivalent, or (B) the date of actual issuance of such Common Stock Equivalent. No adjustment of the applicable Conversion Price shall be made under this Section 6 upon the issuance of any Convertible Security which is outstanding on the day immediately preceding the Issuance Date. No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(f) Interest on any unpaid principal balance of this Note shall be paid at the rate of ten percent (10%) per annum with the first payment being made on the sixth-month anniversary of this Note. Interest shall be paid by the Company in Common Stock ("Interest Shares"). Holder may, at any time after six months, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 3(a) above. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

(g) The Notes may be prepaid, in whole or in part, with the following penalties: (i) if the note is prepaid within 90 days of the issuance date, then at 120% of the face amount plus any accrued interest; (ii) if the note is prepaid within 91 days after the issuance date but less than 150 days after the issuance date, then at 130% of the face amount plus any accrued interest; (iii) if the note is prepaid within 150 days after the issuance date but less than 180 days after the issuance date, then at 140% of the face amount plus any accrued interest. This Note may not be prepaid after the 180th day without written permission from Holder. Such redemption must be closed and funded within three (3) days of giving notice of redemption of the right to redeem shall be null and void.

(h) Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

12

(i) In case of any Sale Event (not to include a sale of all or substantially all of the Company's assets) in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

4. The Holder agrees that so long as this Note from the Holder and the Company remains outstanding, the Holder will not enter into or effect "short sales" of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Company. The Company acknowledges and agrees that upon delivery of a conversion notice by the Holder, the Holder immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

5. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7. The Company agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

8. If one or more of the following described "Events of Default" shall occur:

(a) The Company shall default in the payment of principal or interest on this Note to the Holder by the Company as of the Maturity Date; or

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note under which this note was issued shall be false or misleading in any respect; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder; or

(d) The Company shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (3) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

13

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of fifty thousand dollars ($50,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder with the exception of the current litigation that is already disclosed as reported on the Company's public filings; or

(h) The Company shall have its Common Stock delisted from a market (including the OTCQB marketplace) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than ten (10) consecutive days;

(i) The Company shall not deliver to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within three (3) business days of its receipt of a Notice of Conversion (provided that a reasonable attorney opinion has been provided by Holder to the Company in which it deems it can reasonably rely); or

(j) The Company shall not be "current" in its filings with the Securities and Exchange Commission, and such shall not be cured within ten (10) business days; or

(k) The Company shall lose the "bid" price for its stock and a market (including the OTCBB marketplace or other exchange)

Then, or at any time thereafter, unless cured within five (5) business days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(i) the penalty shall be $50 per day the shares are not issued beginning on the 5th day after the conversion notice was delivered to the Company. This penalty shall increase to $100 per day beginning on the 10th day. The penalty for a breach of Section 8(k) shall be an increase of the outstanding principal amounts by 20%. In case of a breach of Section 8(h), the outstanding principal due under this Note shall increase by 50%. Further, if a breach of Section 8(m) occurs or is continuing after the 6-month anniversary of the Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period (after cure period) as a base price for the conversion. For example, if the lowest closing bid price during the delinquency period is $0.01 per share and the conversion discount is 50% the Holder may elect to convert future conversions at $0.001 per share. If this Note is not paid at maturity, the outstanding principal due under this Note shall increase by ten percent (10%).

14

9. At the Holder's election, if the Company fails for any reason to deliver to the Holder the conversion shares by the by the 3rd business day following the delivery of a Notice of Conversion to the Company and if the Holder incurs a Failure to Deliver Loss, then at any time the Holder may provide the Company written notice and documentary evidence indicating the amounts payable to the Holder in respect of the Failure to Deliver Loss and the Company must make the Holder whole as follows: Failure to Deliver Loss = [(High trade price at any time on or after the day of exercise) x (Number of conversion shares)]. Such failure to deliver will be repayable in the Company's Common Stock.

10. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

11. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

12. The Company represents that it is not a "shell" issuer and has never been a "shell" issuer or that if it previously has been a "shell" issuer that at least 12 months have passed since the Company has reported Form 10 type information indicating it is no longer a "shell issuer.

13. The Holder agrees that so long as this Note from the Holder and the Company remains outstanding, the Holder will not enter into or effect "short sales" of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Company. The Company acknowledges and agrees that upon delivery of a conversion notice by the Holder, the Holder immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

14. The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

15. Any dispute or claim arising to or in any way related to this Note or the rights and obligations of each of the parties hereto may be settled by binding arbitration pursuant. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. The Company hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this note.

16. This Note shall be governed by and construed in accordance with the laws of Florida applicable to contracts made and wholly to be performed within the State of Florida and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Florida. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

[SIGNATURES ON PAGE TO FOLLOW]

15

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized on the date referenced below.

ELITE DATA SERVICES, INC.

Date: January 10, 2017	By:	/s/ Brenton Mix
Brenton Mix
Chief Executive Officer

16

EXHIBIT A-1

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $___________ of the above Note into _________ Shares of Common Stock of Elite Data Services, Inc. ("Shares"), according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ________________________________________

Applicable Conversion Price: _________________________________

Signature: _______________________________________________

                                   [Print Name of Holder and Title of Signer]

Address: ________________________________________________

SSN or EIN: ______________________________________________

Shares are to be registered in the following name:

Name: ______________________________

Address: ____________________________

                 ____________________________

Tel: ________________________________

SSN or EIN: _________________________

Shares are to be sent or delivered to the following account:

Account Name: _______________________

                             _______________________

Address: ____________________________

                 ____________________________

                 ____________________________

17